Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Joseph W. Kaufmann

President and Chief Executive Officer

(484) 713-2100

KENSEY NASH ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER

EXTON, PA, March 5, 2009 — Kensey Nash Corporation (NASDAQ: KNSY), a leading medical technology company that provides innovative solutions and technologies for a wide range of medical procedures, is pleased to announce today the appointment of Michael Celano, C.P.A. as Chief Financial Officer effective March 10, 2009.

“We are looking forward to Mike joining our management team where his extensive and broad experience as a partner with KPMG and Arthur Andersen in the life sciences practice along with his success as a CFO in the private sector will be a valuable resource,” stated Joe Kaufmann, President and CEO. “On behalf of the Board, I would like to welcome Mike to the Kensey Nash management team.”

Mr. Celano has extensive experience in life sciences where he spent 24 years in public accounting as a partner with KPMG and Arthur Andersen holding life science leadership positions in both firms. He served more than forty life sciences clients and was the lead audit partner for sixteen different public life sciences companies. In addition, he was the lead partner on twenty-two initial public offerings, and he has worked on over 100 public offerings and over sixty corporate partner and merger/acquisition transactions. After his public accounting experience, Mr. Celano became the Chief Financial Officer for BioRexis Pharmaceutical Corporation, a privately held venture-funded company that was acquired by Pfizer in February 2007. Most recently, Mr. Celano was the Managing Director, National Life Sciences Practice, for Aon Corporation of Philadelphia, PA. While at Aon, Mr Celano led business development activities in key U.S. markets focused on product/clinical trial and D&O enterprise risk. Mr. Celano is also on the board of a publicly held medical diagnostics company.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily sports medicine, spine, and endovascular markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.